Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the ING 401(k) Plan for ILIAC Agents of our reports dated March 16, 2009, with respect to the consolidated financial statements and schedules of ING Groep N.V., and the effectiveness of internal control over financial reporting of ING Groep N.V., included in its Annual Report of Form 20-F for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Accountants LLP

Amsterdam, The Netherlands

March 16, 2009